As filed with the Securities and Exchange Commission on September 1, 2020
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

THERAVANCE BIOPHARMA, INC.
(Exact Name of Registrant as Specified in Its Charter)
Cayman Islands (State or Other Jurisdiction of Incorporation or Organization)	98-1226628 (I.R.S. Employer Identification Number)

P.O. Box 309
Ugland House, South Church Street
Grand Cayman, KY1-1104, Cayman Islands
(650) 808-6000
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Andrew Hindman
Senior VP and Chief Financial Officer, Treasurer
Theravance Biopharma, Inc.
c/o Theravance Biopharma US, Inc.
901 Gateway Boulevard
South San Francisco, California 94080
(650) 808-6000
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

The Commission is requested to send copies of all communications to:
Bradford J. Shafer, Esq. Executive VP and General Counsel Theravance Biopharma, Inc. c/o Theravance Biopharma US, Inc. 901 Gateway Boulevard South San Francisco, California 94080 (650) 808-6000	David T. Young, Esq. Jeffrey R. Vetter, Esq. Colin G. Conklin, Esq. Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP 550 Allerton Street Redwood City, CA 94063 (650) 321-2400

Approximate date of commencement of proposed sale to the public:
From time to time after the effective date of this Registration Statement.
If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering, ☐
If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐ Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

Calculation of Registration Fee
Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Ordinary Shares, $0.00001 par value per share	9,644,807	$17.10	$164,926,200	$21,408

(1)
Represents the number of our ordinary shares owned as of August 31, 2020 by GSK Finance No. 3 plc and available for transfer to the selling shareholders upon exchange of their Exchangeable Senior Notes due 2023, issued by GSK Finance No. 3 plc in an institutional private placement without registration pursuant to Rule 144A under the Securities Act of 1933, as amended, on June 22, 2020.

(2)
Calculated solely for purposes of this offering under Rule 457(c) of the Securities Act of 1933, as amended, on the basis of the average of the high and low prices per Ordinary Share of Theravance Biopharma, Inc. as reported on the Nasdaq Global Market on August 28, 2020.

EXPLANATORY NOTE
We are filing this registration statement to satisfy one of our obligations under the registration rights agreement, dated as of June 22, 2020 (referred to herein as the “2020 Registration Rights Agreement”), entered into among us, GSK Finance No. 3 plc (referred to herein as “GSK”) and GlaxoSmithKline plc in connection with GSK’s offering of $280,336,000 aggregate principal amount of Exchangeable Senior Notes due 2023 (referred to herein as the “notes”), which are exchangeable at the option of the noteholders into our ordinary shares owned by Glaxo Group Limited (referred to herein as “GGL”).
This registration statement will cover resales of our ordinary shares received by noteholders upon exchange of their notes. We did not receive any of the proceeds from the sale of the notes and will not receive any financial benefit from the exchange of notes for our ordinary shares. We are not selling any of our ordinary shares under this registration statement and will not receive any of the proceeds from the sale of shares by any of the selling shareholders.

PROSPECTUS
9,644,807 Ordinary Shares

This prospectus relates to the offer and sale from time to time of up to 9,644,807 ordinary shares, par value $0.00001 per share, by persons who receive such shares upon exchange of Exchangeable Senior Notes due 2023, or the “notes,” issued by of GSK Finance (No. 3) plc, or “GSK,”, a wholly-owned subsidiary of Glaxo Group Limited, or “GGL,” on June 22, 2020 and sold by the initial purchasers of the notes in transactions exempt from registration requirements of the U.S. Securities Act of 1933, as amended, or the Securities Act, to persons reasonably believed by the initial purchasers to be qualified institutional buyers as defined by Rule 144A under the Securities Act that were also qualified purchasers as defined in the U.S. Investment Company Act of 1940, as amended, or the Investment Company Act. The notes are exchangeable at the option of the noteholders into our ordinary shares owned by GSK. GSK may, in certain limited circumstances, deliver cash instead of our ordinary shares (or a combination thereof) to noteholders upon exchange of their notes. Recipients of our ordinary shares, whom we refer to collectively herein as selling shareholders, may use this prospectus to resell from time to time the ordinary shares they receive from GSK upon exchange of their notes, so long as they satisfy certain conditions set forth in the 2020 Registration Rights Agreement, dated as of June 22, 2020, among us, GSK and GGL.
If one or more selling shareholders satisfy the conditions set forth in the 2020 Registration Rights Agreement and subject to the terms and conditions of the 2020 Registration Rights Agreement, we will file a prospectus supplement or a post-effective amendment naming such selling shareholders and stating the number of ordinary shares offered by such selling shareholders. No selling shareholders are named in this prospectus. The registration of our ordinary shares to which this prospectus relates does not necessarily mean that the selling shareholders will exchange their notes for our ordinary shares or that any of our ordinary shares received by selling shareholders upon exchange will be sold by the selling shareholders.
We did not receive any of the proceeds from the sale of the notes and will not receive any financial benefit from the exchange of notes for our ordinary shares. We are not selling any of our ordinary shares under this prospectus and will not receive any of the proceeds from the sale of shares by any of the selling shareholders.
You should read this prospectus and any accompanying prospectus supplement carefully before you purchase any of our ordinary shares. This prospectus may not be used to sell our ordinary shares unless accompanied by a prospectus supplement.
The selling shareholders may offer and sell shares held by them directly or through agents or broker-dealers on terms to be determined at the time of sale. To the extent required, the names of any agent or broker-dealer and applicable commissions or discounts and any other required information with respect to any particular offer will be set forth in a prospectus supplement or other offering material. Each of the selling shareholders reserves the right to accept or reject, in whole or in part, any proposed purchase of shares to be made directly or through agents.
The selling shareholders and any agents or broker-dealers that participate with the selling shareholders in the distribution of shares may be deemed to be “underwriters” within the meaning of the Securities Act and any commissions received by them and any profit on the sale of shares may be deemed to be underwriting commissions or discounts under the Securities Act.
Our ordinary shares are traded on the Nasdaq Global Market under the symbol “TBPH.” On August 31, 2020, the closing sale price of our ordinary shares on the Nasdaq Global Market was $18.33 per share.

Investing in our ordinary shares involves risks. See “Risk Factors” beginning on page 1 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 1, 2020.

We have not authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus, any applicable prospectus supplement or any free writing prospectus prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information in this prospectus and any prospectus supplement, or incorporated by reference, is accurate only as of the dates of those documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration, or continuous offering, process. Under this shelf registration process, we or selling shareholders may, from time to time, offer and sell separately or together in any combination the securities described in this prospectus in one or more offerings.
This prospectus provides you with a general description of the securities we or any selling shareholder may offer. Each time we or any selling shareholder sells securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering and the offered securities. Any prospectus supplement may also add to, update or change information contained in this prospectus. Any statement that we make in this prospectus will be modified or superseded by any inconsistent statement made by us in a prospectus supplement. The registration statement we filed with the SEC includes exhibits that provide more detail of the matters discussed in this prospectus. You should read this prospectus and the related exhibits filed with the SEC and any prospectus supplement, together with additional information described under the heading “Where You Can Find More Information,” before making your investment decision.
Unless the context otherwise requires, references in this prospectus to “Theravance,” “we,” “us” and “our” refer to Theravance Biopharma, Inc.
RISK FACTORS
Investing in our ordinary shares involves risks. Before making a decision to invest in our ordinary shares, you should carefully consider the risks described under “Risk Factors” in Item 1A of our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed with the SEC on February 27, 2020, our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2020, filed with the SEC on May 8, 2020, and our Quarterly Report on Form 10-Q period ended June 30, 2020, filed with the SEC on August 10, 2020 each of which are incorporated by reference in this prospectus, as well as any other risks described in our subsequent filings with the SEC. See “Where You Can Find More Information.”
THERAVANCE
Theravance is a diversified biopharmaceutical company primarily focused on the discovery, development and commercialization of organ-selective medicines. Our purpose is to create transformational medicines to improve the lives of patients suffering from serious illnesses. Our research is focused in the areas of inflammation and immunology.
Theravance Biopharma was incorporated in the Cayman Islands in July 2013 under the name Theravance Biopharma, Inc. Our corporate address in the Cayman Islands and principal executive office is P.O. Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands and the address of our wholly-owned US operating subsidiary Theravance Biopharma US, Inc. is 901 Gateway Boulevard, South San Francisco, California 94080. While Theravance Biopharma is incorporated under Cayman Island law, the Company became an Irish tax resident effective July 1, 2015. The address of our wholly-owned Irish operating subsidiary, Theravance Biopharma Ireland Limited, is Connaught House, Burlington Road, Dublin 4, Ireland. Our website address is http://investor.theravance.com. Information contained on our website is not a prospectus and does not constitute part of this prospectus.
FORWARD-LOOKING STATEMENTS
When used in this prospectus and the documents incorporated by reference, the words “expects,” “believes,” “anticipates,” “estimates,” “may,” “could,” “intends,” and similar expressions are intended to identify forward-looking statements. These statements are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those projected or otherwise implied by the forward-looking statements. These forward-looking statements speak only as of the date of this prospectus. Given these risks and uncertainties, you should not place undue reliance on these forward-looking statements. These risks and uncertainties are described in greater detail in the sections titled “Risk Factors” in the documents incorporated by reference and also in any prospectus supplement under the sections titled “Risk Factors.” Additional cautionary statements or discussions of risks and uncertainties that could affect our results or the achievement of the expectations described in forward-looking statements may also be contained in the in other sections of the documents we incorporate by reference into this prospectus or in any prospectus supplement.
These forward-looking statements speak only as of the date of this prospectus. We expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. You should, however, review additional disclosures we make in our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the SEC that are incorporated by reference.
USE OF PROCEEDS
We will not receive any proceeds from the sale of any ordinary shares by the selling shareholders. We will bear certain expenses of the registration of the shares under federal and state securities laws.

DESCRIPTION OF SHARE CAPITAL
The following description summarizes the most important terms of our share capital. Because it is only a summary, it does not contain all the information that may be important to you. For a complete description, you should refer to our amended and restated memorandum and articles of association, a copy of which has been filed with the SEC, the 2020 Registration Rights Agreement, the GSK Registration Rights Agreement (as defined below), the GSK Voting Agreement (as defined below) and the applicable provisions of the Companies Law, 2016 Revision, as amended (the “Companies Law”).
General
As of the date of this registration statement, we are authorized to issue 200,000,000 ordinary shares, par value $0.00001 per share, and 230,000 preferred shares, par value $0.00001 per share. As of August 26, 2020, there were 63,956,317 ordinary shares outstanding, held of record by 69 shareholders, although we believe that there may be a significantly larger number of beneficial owners of our ordinary shares. As of August 26, 2020 there were no preferred shares issued and outstanding.
Meetings of Shareholders
Subject to our regulatory requirements, an annual general meeting and any extraordinary general meeting shall be called by not less than ten days’ nor more than 60 days’ notice. Notice of every general meeting will be given to all of our shareholders, our directors and our principal external auditors. Extraordinary general meetings may be called only by the chairman of our board of directors, the chief executive officer or a majority of our board of directors, and may not be called by any other person.
Alternatively, subject to applicable regulatory requirements, a meeting will be deemed to have been duly called if it is so agreed (i) in the case of a meeting called as an annual general meeting, by all of our shareholders (or their proxies) entitled to attend and vote at the meeting, or (ii) in the case of an extraordinary meeting, by a majority in number of our shareholders (or their proxies) having a right to attend and vote at the meeting, being a majority together holding not less than 95% of the voting shares.
At any general meeting, shareholders entitled to vote and present in person or by proxy that represent not less than a majority of our issued and outstanding voting shares will constitute a quorum. No business may be transacted at any general meeting unless a quorum is present at the commencement of business.
A corporation being a shareholder shall be deemed for the purpose of our amended and restated memorandum and articles of association to be present in person if represented by its duly authorized representative being the person appointed by resolution of the directors or other governing body of such corporation to act as its representative at the relevant general meeting or at any relevant general meeting of any class of our shareholders. Such duly authorized representative shall be entitled to exercise the same powers on behalf of the corporation which he represents as that corporation could exercise if it were an individual shareholder.
The quorum for a separate general meeting of the holders of a separate class of shares is described in “Modification of Rights” below.
Voting Rights Attaching to the Shares
Subject to any special rights or restrictions as to voting then attached to any shares, at any general meeting every shareholder who is present in person or by proxy (or, in the case of a shareholder being a corporation, by its duly authorized representative) shall have one vote per ordinary share. The holders of preferred shares shall have limited voting rights as set out in our amended and restated memorandum and articles of association.
No shareholder shall be entitled to vote or be deemed to be part of a quorum, in respect of any share, unless such shareholder is registered as our shareholder at the applicable record date for that meeting and all calls or installments due by such shareholder to us, if any, have been paid.
If a clearing house or depository (or its nominee(s)) is our shareholder, it may authorize such person or persons as it thinks fit to act as its representative(s) at any meeting or at any meeting of any class of shareholders, provided that, if more than one person is so authorized, the authorization shall specify the number and class of shares in respect of which each such person is so authorized. A person authorized pursuant to this provision is entitled to exercise the same powers on behalf of the recognized clearing house or depositary (or its nominee(s)) as if such person was the registered holder of our shares held by that clearing house or depositary (or its nominee(s)), including the right to vote individually on a show of hands.
While there is nothing under the laws of the Cayman Islands that specifically prohibits or restricts the creation of cumulative voting rights for the election of our directors, unlike the requirement under Delaware law that cumulative voting for the election of directors is permitted only if expressly authorized in the certificate of incorporation, it is not a concept that is accepted as a common practice in the Cayman Islands, and we have made no provisions in our amended and restated memorandum and articles of association to allow cumulative voting for such elections.
Protection of Minority Shareholders
The Grand Court of the Cayman Islands may, on the application of shareholders holding not less than one fifth of our shares in issue, appoint an inspector to examine our affairs and report thereon in a manner as the Grand Court shall direct.
Any shareholder may petition the Grand Court of the Cayman Islands which may make a winding up order, if the court is of the opinion that it is just and equitable that we should be wound up.
Claims against us by our shareholders must, as a general rule, be based on the general laws of contract or tort applicable in the Cayman Islands or their individual rights as shareholders as established by our amended and restated memorandum and articles of association.
Our Cayman Islands counsel, Maples and Calder, is not aware of any reported class action having been brought in a Cayman Islands court. Derivative actions have been brought in the Cayman Islands courts, and the Cayman Islands courts have confirmed the availability for such actions. In most cases, the company will be the proper plaintiff in any claim based on a breach of duty owed to it, and a claim against (for example) the company’s officers or directors usually may not be brought by a shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority and be applied by a court in the Cayman Islands, exceptions to the foregoing principle apply in circumstances in which:
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a company is acting, or proposing to act, illegally or beyond the scope of its authority;

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the act complained of, although not beyond the scope of the authority, could be effected if duly authorized by more than the number of votes which have actually been obtained; or

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those who control the company are perpetrating a “fraud on the minority.”

A shareholder may have a direct right of action against the company where the individual rights of that shareholder have been infringed or are about to be infringed.
Pre-emption Rights
There are no pre-emption rights applicable to the issue of new shares under either Cayman Islands law or our amended and restated memorandum and articles of association.
Liquidation Rights
Subject to any special rights, privileges or restrictions as to the distribution of available surplus assets on liquidation applicable to any class or classes of shares (i) if we are wound up and the assets available for distribution among our shareholders are more than sufficient to repay the whole of the capital paid up at the commencement of the winding up, the excess shall be distributed pari passu among our shareholders in proportion to the amount paid up at the commencement of the winding up on the shares held by them, respectively, and (ii) if we are wound up and the assets available for distribution among our shareholders as such are insufficient to repay the whole of the paid-up capital, those assets shall be distributed so that, as nearly as may be, the losses shall be borne by our shareholders in proportion to the capital paid up at the commencement of the winding up on the shares held by them, respectively.

If we are wound up, the liquidator may with the sanction of an ordinary resolution and any other sanction required by the Companies Law, divide among our shareholders in specie or kind the whole or any part of our assets (whether they shall consist of assets of the same kind or not) and may, for such purpose, set such value as the liquidator deems fair upon any assets to be divided and may determine how such division shall be carried out as between the shareholders or different classes of shareholders. The liquidator may also, with the sanction of an ordinary resolution, vest any part of these assets in trustees upon such trusts for the benefit of our shareholders as the liquidator shall think fit, but so that no shareholder will be compelled to accept any assets, shares or other securities upon which there is a liability.
Modification of Rights
Except with respect to share capital (as described below), alterations to our amended and restated memorandum and articles of association may only be made by special resolution of no less than two-thirds of votes cast at a meeting of our shareholders at which a quorum is present.
Subject to the Companies Law and our amended and restated memorandum and articles of association, all or any of the special rights attached to shares of any class (unless otherwise provided for by the terms of issue of the shares of that class) may be varied, modified or abrogated with the sanction of a resolution passed by a majority of not less than two-thirds of the votes cast passed at a separate meeting of the holders of the shares of that class at which a quorum is present. The provisions of our amended and restated memorandum and articles of association relating to general meetings shall apply similarly to every such separate general meeting, but so that the quorum for the purposes of any such separate general meeting or at its adjourned meeting shall be a person or persons together holding (or represented by proxy) not less than a majority in par value of the issued shares of that class, every holder of shares of the class shall be entitled on a poll to one vote for every such share held by such holder and that any holder of shares of that class present in person or by proxy may demand a poll.
The special rights conferred upon the holders of any class of shares shall not, unless otherwise expressly provided in the rights attaching to or the terms of issue of such shares, be deemed to be varied by the creation or issue of further shares that rank higher in priority or with the same rights and privileges.
Alteration of Capital
We may from time to time by ordinary resolution:
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increase our capital by such sum, to be divided into shares of such amounts, as the resolution shall prescribe;

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consolidate and divide all or any of our share capital into shares of larger amount than our existing shares;

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cancel any shares which at the date of the passing of the resolution have not been taken or agreed to be

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taken by any person, and diminish the amount of our share capital by the amount of the shares so cancelled, subject to the provisions of the Companies Law;

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subdivide our shares or any of them into shares of a smaller amount than is fixed by our amended and restated memorandum and articles of association, subject to the Companies Law; and

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divide shares into several classes.

We may, by special resolution, subject to any confirmation or consent required by the Companies Law, reduce our share capital or any capital redemption reserve in any manner authorized by law.
Transfer of Shares
Subject to any applicable restrictions set forth in our amended and restated memorandum and articles of association, any of our shareholders may transfer all or a portion of their shares by an instrument of transfer in the usual or common form or in a form prescribed by the Nasdaq Global Market or in any other form which our directors may approve.

Our directors may, in their absolute discretion, decline to register any transfer of shares, subject to any applicable requirements imposed from time to time by the Securities and Exchange Commission, the Nasdaq Global Market or any recognized stock exchange on which our securities are listed. If our directors refuse to register a transfer, they shall, within two months after the date on which the instrument of transfer was lodged, send to each of the transferor and the transferee notice of such refusal.
The registration of transfers may be suspended and the register closed at such times and for such periods as our directors may from time to time determine; provided, however, that registration shall not be suspended for more than forty-five days in any year.
Share Repurchase
We are empowered by the Companies Law and our amended and restated memorandum and articles of association to purchase our own shares, subject to certain restrictions. Our directors may only exercise this power on our behalf, subject to the Companies Law, our amended and restated memorandum and articles of association and to any applicable requirements imposed from time to time by the Securities and Exchange Commission, the Nasdaq Global Market or any recognized stock exchange on which our securities are listed.
Dividends
Subject to the Companies Law, we may declare dividends in any currency to be paid to our shareholders but no dividend shall be declared in excess of the amount recommended by our directors. Dividends may be declared and paid out of our profits, realized or unrealized, or from any reserve set aside from profits that our directors determine is no longer needed. Our board of directors may also declare and pay dividends out of the share premium account or any other fund or account which can be authorized for this purpose in accordance with the Companies Law.
Rights Agreement
Our shareholders approved a shareholder rights plan (the “Rights Plan”) and authorized our board of directors to adopt and put into effect (“implement”) the Rights Plan in the future if and when our board of directors deems appropriate and in the best interests of the Company. Our shareholders have also authorized our board of directors to determine the purchase price of the rights under the Rights Plan, select the rights agent under the Rights Plan, and make such changes to the terms of the Rights Plan as the board of directors deems appropriate and in the best interests of the Company.
If the Rights Plan is implemented, we will issue one purchase right in respect of each ordinary share issued and outstanding as of a record date determined by our board of directors. We will also issue a purchase right to each ordinary share issued after the record date, but before the distribution date of the rights or the termination of the Rights Plan, whichever is first. Each purchase right would entitle its holder, under certain circumstances, to purchase from us one one-thousandth of a share of Series A junior participating preferred at a price to be determined by our board of directors at the time of implementing the Rights Plan, subject to adjustment. The purpose of our Rights Plan is to:
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give our board of directors the opportunity to negotiate with any persons seeking to obtain control of us;

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deter acquisitions of voting control of us without assurance of fair and equal treatment of all of our shareholders; and

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prevent a person from acquiring in the market a sufficient amount of voting power over us to be in a position to block an action sought to be taken by our shareholders.

The exercise of the rights that may be issued under our Rights Plan would cause substantial dilution to a person attempting to acquire us on terms not approved by our board of directors, and therefore would significantly increase the price that such person would have to pay to complete the acquisition. Our
Rights Plan may deter a potential acquisition or tender offer. Until a “distribution date” occurs, the rights will:

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not be exercisable;

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be represented in the same book-entry form or by the same certificate that represents the shares with which the rights are associated; and

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trade together with those shares.

The rights will expire on a date designated by our board of directors at the time the Rights Plan is implemented, unless such date is advanced or extended or unless earlier redeemed or exchanged by us. Following a “distribution date,” the rights would become exercisable and we would issue separate certificates representing the rights, which would trade separately from our ordinary shares. A “distribution date” would occur upon the earlier of:
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ten business days after a public announcement that the person has become an “acquiring person;” or

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ten business days (or such later date as may be determined by action of the board of directors prior to such time as any person or group of affiliated persons becomes an “acquiring person”) after the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 19.9% or more of the outstanding ordinary shares.

A holder of rights will not, as such, have any rights as a shareholder, including the right to vote or receive dividends.
Under our form of rights agreement (as amended from time to time, the “Rights Agreement”), a person becomes an “acquiring person” if the person, alone or together with a group, acquires beneficial ownership of 19.9% or more of our outstanding ordinary shares. In addition, an “acquiring person” shall not include us, any of our subsidiaries, or any of our employee benefit plans or any person or entity acting pursuant to such employee benefit plans. Our Rights Agreement also contains provisions designed to prevent the inadvertent triggering of the rights by institutional or certain other shareholders.
If any person becomes an acquiring person, each holder of a right, other than the acquiring person, will be entitled to purchase, at the purchase price determined by our board of directors, a number of our ordinary shares having a market value of two times the purchase price. If, following a public announcement that a person has become an acquiring person:
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we merge or enter into any similar business combination transaction and we are not the surviving corporation; or

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50% or more of our assets, cash flow or earning power is sold or transferred, each holder of a right, other than the acquiring person, will be entitled to purchase a number of ordinary shares of the surviving entity having a market value of two times the purchase price.

After a person becomes an acquiring person, but prior to such person acquiring 50% of our outstanding ordinary shares, our board of directors may exchange each right, other than rights owned by the acquiring person, for
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one ordinary share;

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one one-thousandth of a share of our Series A junior preferred share; or

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a fractional share of another series of preferred share having equivalent value.

At any time until a person has become an acquiring person, our board of directors may redeem all of the rights at a redemption price of $0.01 per right or such other price as our board of directors shall determine at the time of implementing the Rights Plan. The redemption price shall be payable, at the option of our board of directors, in cash, ordinary shares or such other form of consideration as our board of directors deems appropriate. On the redemption date, the rights will expire and the only entitlement of the holders of rights will be to receive the redemption price.
For so long as the rights are redeemable, our board of directors may amend any provisions in the Rights Agreement without shareholder consent. After the rights are no longer redeemable, our board of directors may only amend the rights agreement without shareholder consent if such amendment would not adversely affect the interests of the holders of rights. Despite the foregoing, at no time may the redemption price of the rights be amended or changed.
The adoption of the Rights Plan and the distribution of the rights should not be taxable to our shareholders or us. Our shareholders may recognize taxable income when the rights become exercisable in accordance with the Rights agreement.
GSK Registration Rights Agreement
Theravance ordinary shares issued to GGL are entitled to the rights set forth in the registration rights agreement by and between GGL and Theravance, dated March 3, 2014, as amended on February 10, 2020 (the “GSK Registration Rights Agreement”). The rights under the GSK Registration Rights Agreement will expire on December 31, 2026 or, if GGL or its permitted assigns each hold 1.5% or less of Theravance’s then outstanding Shares, such earlier time at which each such holder can sell its Shares in a single transaction pursuant to Rule 144 under the Securities Act.
Demand Registration Rights
Under the GSK Registration Rights Agreement, GGL and its permitted assigns have the right to require that Theravance register their Shares, provided such demand comes from holders of at least 50% of the aggregate ordinary shares held by GGL and its permitted assigns and such registration relates to Shares having an anticipated aggregate offering price of $10 million. Theravance is only obligated to effect one registration in response to these demand registration rights (subject to certain exceptions). Theravance may postpone the filing of a registration statement for up to forty-five (45) days on no more than two occasions in any 12-month period, (i) if Theravance is in possession of material non-public information the disclosure of which Theravance reasonably determines would not be in the best interests of Theravance (with any such determination evidenced by a certificate furnished to the holders of ordinary shares signed by the Company’s Chief Executive Officer or Chairman of the Board, or (ii) during any period in which directors and officers of Theravance are prohibited from trading Theravance securities; provided that Theravance shall not register any securities for its own account or that of any other shareholder during any period covered by any deferral. The underwriters of any underwritten offering have the right to limit the number of shares to be included in a registration statement filed in response to the exercise of these demand registration rights. Theravance must pay all expenses, except for underwriters’ discounts and commissions, incurred in connection with these demand registration rights.
Piggyback Registration Rights
If Theravance registers any securities for public sale, under the GSK Registration Rights Agreement GGL has the right to include its shares in the registration, subject to specified exceptions. The underwriters of any underwritten offering have the right to limit the number of shares registered by GGL and its permitted assigns (but to no less than 25% of the shares to be registered in such registration) due to marketing reasons. Theravance must pay all expenses, except for underwriters’ discounts and commissions, incurred in connection with these piggyback registration rights.
S-3 Registration Rights
While Theravance is eligible to file a registration statement on Form S-3, under the GSK Registration Rights Agreement GGL and its permitted assigns can request that Theravance register their ordinary shares, provided that such registration request is made by holders of not less than 10% in aggregate of GGL’s and its permitted assigns’ ordinary shares and the total price of the Shares offered to the public is at least $10 million. GGL and its permitted assigns may only require Theravance to file two Form S-3 registration statements in any 12-month period. Theravance may postpone the filing of a Form S-3 registration statement for up to 90 days once in any 12-month period if Theravance’s board of directors determines in good faith that the filing would be seriously detrimental to Theravance or its shareholders. Theravance must pay all expenses, except for underwriters’ discounts and commissions, incurred in connection with these F-3 registration rights.

Assignment of Registration Rights
In connection with the offering of the notes, all of the 9,644,807 Shares will be transferred from GGL to the GSK pursuant to the SPA (the “Share Purchase”). With effect from the date on which GSK is included as the registered holder of Shares on Theravance’s register of shareholders pursuant to the Share Purchase (the “Registration Date”), GGL has agreed to assign its registration rights under the GSK Registration Rights Agreement to GSK.
Waiver of Registration Rights
Each of GGL and, with effect from the Registration Date, GSK agreed to waive all of its notice rights and registration rights under the GSK Registration Rights Agreement in accordance with a waiver agreement entered into among GSK, GGL and Theravance. The parties to the waiver agreement have further agreed that the waiver of such registration rights will terminate upon the earlier of (i) the maturity date of the notes; (ii) any such other date on which the notes are no longer issued and outstanding; or (iii) at any time that GGL or GSK, as the case may be, determines that it can no longer continue to own the shares under applicable laws or regulations.
GSK Voting Agreement
On June 22, 2020, the Company entered into a voting arrangement under the Waiver and Assignment of Registration Rights and Voting Agreement with GSK and GGL under which GSK and GGL will vote the Shares on all matters, at the election of GSK, either in accordance with the recommendation of the independent directors of the board of the Company or in proportion to the votes cast by the other holders of ordinary shares, unless the matter involves (i) any proposal to issue ordinary shares that would result in any person or group (within the meaning of Section 13(d)(3) of the Exchange Act) other than GSK and its affiliates owning or having the right to acquire or intent to acquire beneficial ownership of 20% or more of the outstanding Shares or (ii) any change in control of the Company. The voting arrangement under the Waiver and Assignment of Registration Rights and Voting Agreement terminates upon the earliest of (i) the maturity date of the notes, (ii) a change in the composition of more than 50% of the members of the board of directors of the Company as of the date of the agreement and (iii) the effective time of a change in control of the Company.
2020 Registration Rights Agreement
In connection with the offering of the Exchangeable Senior Notes due 2023 by GSK, which are exchangeable into ordinary shares (the “Shares”) of Theravance, Theravance entered into a registration rights agreement with GSK and GlaxoSmithKline plc (the “2020 Registration Rights Agreement”), dated as of June 22, 2020. Under the 2020 Registration Rights Agreement, Theravance will:
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(1) file a shelf registration statement with the SEC covering resales of the Shares received by holders upon exchange of the notes and (2) use all reasonable efforts to cause the shelf registration statement to become effective under the Securities Act on or prior to September 1, 2020; and

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use its reasonable efforts to keep the shelf registration statement effective after its effective date until the earlier of: (i) the sale under the shelf registration statement or Rule 144 under the Securities Act of all of the Shares delivered upon exchange of the notes; (ii) the date on which all of the Shares remaining to be sold under the shelf registration statement (in the reasonable opinions of counsel to GSK and GSK) may be immediately resold to the public under Rule 144 under the Securities Act or any successor provision; or (iii) six months from the Maturity Date (together, the “Registration End Date”).

Theravance will have the right to suspend use of the shelf registration statement during specified periods of time when it is advisable in its judgment due to pending developments or other events the disclosure of which Theravance believes would be detrimental to it or not in its best interests, provided that Theravance will not suspend the use of a prospectus for a period or periods in excess of 60 consecutive days or an aggregate of 120 days in any 12 month period. Theravance will notify each holder of any suspension period but does not need to specify the nature of the event giving rise to a suspension in any notice to the holders of the existence of such a suspension. The Registration Rights Agreement does not provide for any liquidated damages if the shelf registration statement is not effective at the time such effectiveness is required.
Shares received upon exchange of the notes are expected to be “restricted securities” within the meaning of Rule 144(a)(3) under the Securities Act. The Shares will contain a legend setting out such restriction and will be segregated until such time as they are sold under the shelf registration statement. These Shares may only be sold pursuant to an effective registration statement or pursuant to an exemption from registration under the Securities Act. Holders of the Shares are advised that they will not receive registered securities immediately upon exercise of the notes and must exercise caution in using Shares to cover short sales or in other hedging transactions until the Shares and transfer are registered in accordance with the Securities Act.
A holder of Shares delivered upon exchange of the notes who elects to sell any Shares pursuant to the shelf registration statement:
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will be required to deliver a prospectus to purchasers;

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will be subject to the civil liability provisions under the Securities Act in connection with any sales; and

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will be bound by the applicable provisions of the Registration Rights Agreement, including the indemnification obligations.

There are certain operational procedures relating to holders’ utilization of registration rights. In particular, a form of notice and questionnaire must be completed and delivered by that holder to Theravance before any intended distribution of Shares under the shelf registration statement. Only holders of Shares and holders of Notes who have validly submitted an Exchange Notice will be permitted to deliver a notice and questionnaire. If Theravance receives from such a holder of Shares or Notes a completed notice and questionnaire, together with such other information as Theravance may reasonably request (which notice may be submitted by a holder of Notes to Theravance contemporaneously with the holder’s delivery of an Exchange Notice), after the effectiveness of the shelf registration statement, Theravance will prepare and file a prospectus supplement or post-effective amendment to the shelf registration statement as promptly as practicable, but in any event within five Business Days, following the receipt of such notice and questionnaire to permit the holder to deliver a prospectus to purchasers of their Shares subject to Theravance’s right to suspend use of the shelf registration statement as described above. However, (1) from the date the shelf registration statement is initially effective until the Registration End Date, Theravance will not be required to file more than one such prospectus supplement or post-effective amendment in each calendar month, which will be the first Business Day of the respective calendar month and will cover only the Shares held by holders who delivered a notice and questionnaire five Business Days prior to such date and (2) notwithstanding the foregoing clause (1), Theravance shall, not later than the Maturity Date or Redemption Date, as applicable, file an applicable amendment or supplement to the shelf registration statement to include exchanging Noteholders who are not then so named in the resale prospectus and who have validly delivered a notice and questionnaire to Theravance at any time during the Final Exchange Period. Theravance will not have an obligation to file more than one such amendment or supplement during the Final Exchange Period and prior to the maturity date or redemption date for the notes with respect to holders of Notes who exchange such Notes during the Final Exchange Period provided that all such Electing Holders are named in such amendment or supplement on or prior to the maturity date or redemption date, as the case may be.
Any holder that does not complete and deliver a notice and questionnaire or provide such other information will not be named as a selling shareholder in the prospectus and therefore will not be permitted to sell any Shares under the shelf registration statement. In addition, a holder of Notes who does not submit a notice and questionnaire to Theravance contemporaneously with its delivery of an Exchange Notice to GSK may face a delay in being named in the shelf registration statement and being permitted to sell Shares under the shelf registration statement.
Differences in Corporate Law
The Companies Law is modeled after similar laws in the United Kingdom but does not follow recent changes in United Kingdom laws. In addition, the Companies Law differs from laws applicable to U.S.

corporations and their shareholders. Set forth below is a summary of the significant differences between the provisions of the Companies Law applicable to us and the laws applicable to companies incorporated in the United States and their shareholders.
Mergers and Similar Arrangements
The Companies Law permits mergers and consolidations between Cayman Islands companies and between Cayman Islands companies and non-Cayman Islands companies.
For these purposes, (a) “merger” means the merging of two or more constituent companies and the vesting of their undertaking, property and liabilities in one of such companies as the surviving company and (b) a “consolidation” means the combination of two or more constituent companies into a consolidated company and the vesting of the undertaking, property and liabilities of such companies to the consolidated company. In order to effect such a merger or consolidation, the directors of each constituent company must approve a written plan of merger or consolidation, which must then be authorized by a special resolution of the shareholders of each constituent company and such other authorization, if any, as may be specified in such constituent company’s articles of association. The plan must be filed with the Registrar of Companies together with a declaration as to the solvency of the consolidated or surviving company, a list of the assets and liabilities of each constituent company and an undertaking that a copy of the certificate of merger or consolidation will be given to the members and creditors of each constituent company and published in the Cayman Islands Gazette.
Dissenting shareholders have the right to be paid the fair value of their shares (which, if not agreed between the parties, will be determined by the Cayman Islands court) if they follow the required procedures, subject to certain exceptions. Court approval is not required for a merger or consolidation which is effected in compliance with these statutory procedures.
In addition, there are statutory provisions that facilitate the reconstruction and amalgamation of companies, provided that the arrangement in question is approved by a majority in number representing 75% in value of each class of shareholders and creditors with whom the arrangement is to be made that are present and voting either in person or by proxy at a meeting, or meetings convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder would have the right to express to the court the view that the transaction should not be approved, the court can be expected to approve the arrangement if it satisfies itself that:
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we are not proposing to act illegally or ultra vires and the statutory provisions as to majority vote have been complied with;

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the shareholders have been fairly represented at the meeting in question;

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the arrangement is such as a businessman would reasonably approve; and

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the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Law or that would amount to a “fraud on the minority.”

When a takeover offer is made and accepted by holders of at least 90% of the shares within four months, the offeror may, within a two-month period, require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection may be made to the Grand Court of the Cayman Islands but is unlikely to succeed unless there is evidence of fraud, bad faith or collusion.
If the arrangement and reconstruction are thus approved, any dissenting shareholders would have no rights comparable to appraisal rights, which might otherwise ordinarily be available to dissenting shareholders of U.S. corporations and allow such dissenting shareholders to receive payment in cash for the judicially determined value of their shares.
Shareholders’ Suits
We are not aware of any reported class action or derivative action having been brought in a Cayman Islands court. However, a class action suit could nonetheless be brought in a U.S. court pursuant to an alleged violation of U.S. securities laws and regulations. Our Cayman Islands counsel, Maples and Calder, is not aware of any reported class action having been brought in a Cayman Islands court. Derivative actions have been brought in the Cayman Islands courts, and the Cayman Islands courts have confirmed the availability for such actions. In most cases, the company will be the proper plaintiff in any claim based on a breach of duty owed to it, and a claim against (for example) the company’s officers or directors usually may not be brought by a shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority and be applied by a court in the Cayman Islands, exceptions to the foregoing principle apply in circumstances in which:
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a company is acting, or proposing to act, illegally or beyond the scope of its authority;

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the act complained of, although not beyond the scope of the authority, could be effected if duly authorized by more than the number of votes which have actually been obtained; or

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those who control the company are perpetrating a “fraud on the minority.”

A shareholder may have a direct right of action against the company where the individual rights of that shareholder have been infringed or are about to be infringed.
Corporate Governance
Cayman Islands laws do not restrict transactions with directors, requiring only that directors exercise a duty of care and owe fiduciary duties to the companies for which they serve. Under our amended and restated memorandum and articles of association, subject to any separate requirement for audit committee approval under the applicable rules of the Nasdaq Global Market or unless disqualified by the chairman of the relevant board meeting, so long as a director discloses the nature of his interest in any contract or arrangement which he is interested in, such a director may vote in respect of any contract or proposed contract or arrangement in which such director is interested and may be counted in the quorum at such meeting.
Board of Directors
We are managed by our board of directors. Our amended and restated memorandum and articles of association will provide that the number of our directors will be fixed from time to time by our board of directors but may not consist of less than three or more than 15 directors. Our board of directors is currently comprised of eleven members who are divided into three classes with staggered three-year terms. Each director holds office until the expiration of his or her term in accordance with the terms of our amended and restated memorandum and articles of association, until his or her successor has been duly elected and qualified or until his or her death, resignation or removal. The classification of our board of directors may have the effect of delaying or preventing changes in our control or management. Our directors may only be removed for cause by special resolution passed by not less than two-thirds of votes cast by our shareholders. Any vacancies on our board of directors or additions to the existing board of directors can only be filled by the affirmative vote of a simple majority of the remaining directors, although this may be less than a quorum. Any additional directorships resulting from an increase in the authorized number of directors would be distributed among the three classes so that, as nearly as possible, each class would consist of one-third of the authorized number of directors. Any director so appointed by the board of directors shall hold office only for the remaining term of the class of director which he or she replaces and shall then be eligible for re-election. Our directors are not required to hold any of our shares to be qualified to serve on our board of directors.
Meetings of our board of directors may be convened at any time deemed necessary by our secretary on request of the chairman of our board of directors, our chief executive officer, if not the chairman of our board of directors, or a majority of our board of directors. Advance notice of a meeting is not required if each director entitled to attend consents to the holding of such meeting.
Issuance of Additional Ordinary Shares or Preferred Shares
Our amended and restated memorandum and articles of association authorize our board of directors to issue additional ordinary shares from time to time as our board of directors shall determine, to the extent available, authorized but unissued shares. The issuance of additional ordinary shares may, subject to applicable law, be used as an anti-takeover device without further action on the part of our shareholders. Such issuance may dilute the voting power of existing holders of ordinary shares.
Our board of directors may authorize by resolution or resolutions from time to time the issuance of one or more classes or series of preferred shares and to fix the designations, powers, preferences and relative, participating, optional and other rights, if any, and the qualifications, limitations and restrictions thereof, if any, including, without limitation, the number of shares constituting each such class or series, dividend rights, conversion rights, redemption privileges, voting powers, full or limited or no voting powers, and liquidation preferences, and to increase or decrease the size of any such class or series (but not below the number of shares of any class or series of preferred shares then outstanding) to the extent permitted by applicable law. The resolution or resolutions providing for the establishment of any class or series of preferred shares may, to the extent permitted by applicable law, provide that such class or series shall be superior to, rank equally with or be junior to the preferred shares of any other class or series. Additionally, the issuance of preference shares may have the effect of decreasing the market price of the ordinary shares and may adversely affect the voting and other rights of the holders of ordinary shares.
Our board of directors may issue series of preferred shares without action by our shareholders to the extent authorized but unissued. Accordingly, the issuance of preferred shares may adversely affect the enjoyment of the rights of the holders of our ordinary shares. In addition, the issuance of preferred shares may be used as an anti-takeover device without further action on the part of our shareholders, subject to applicable law. Issuance of preferred shares may dilute the voting power of holders of ordinary shares.

SELLING SHAREHOLDERS
The notes were originally issued by GSK Finance (No.3) plc, a wholly-owned subsidiary of Glaxo Group Limited, and sold by the initial purchasers of the notes in transactions exempt from registration requirements of the Securities Act to persons reasonably believed by the initial purchasers to be qualified institutional buyers as defined by Rule 144A under the Securities Act that were also qualified purchasers within the meaning of Section 2(a)(51) of the Investment Company Act.
The notes are exchangeable at the option of the noteholders into our ordinary shares owned by GSK. GSK may, in its sole and absolute discretion, deliver cash instead of our ordinary shares (or a combination thereof) to noteholders upon exchange of their notes. Recipients of our ordinary shares, whom we refer to collectively herein as selling shareholders, may use this prospectus to resell from time to time our ordinary shares they receive from GSK upon exchange of their notes, so long as they satisfy certain conditions set forth in the 2020 Registration Rights Agreement. If one or more selling shareholders satisfy the conditions set forth in the 2020 Registration Rights Agreement and subject to the terms and conditions of the 2020 Registration Rights Agreement, we will file a prospectus supplement or a post-effective amendment naming such selling shareholders and stating the number of our ordinary shares offered by such selling shareholders. No selling shareholders are named in this prospectus. The registration of our ordinary shares to which this prospectus relates does not necessarily mean that the selling shareholders will exchange their notes for our ordinary shares, that upon any exchange of the notes or that any of our ordinary shares received by selling shareholders upon exchange will be sold by the selling shareholders.
In any prospectus supplement or post-effective amendment we file in response to one or more selling shareholders satisfying the terms of the 2020 Registration Rights Agreement, we will include a table setting forth information, as of the date of such filing, with respect to such selling shareholder(s), including the number of our ordinary shares beneficially owned by such shareholder(s). Any selling shareholder named in any such filing may offer all, some or none of our ordinary shares it receives from GSK upon exchange of its notes. Because a selling shareholder may offer all or some portion of such ordinary shares, we cannot estimate the number of our ordinary shares that will be held by the selling shareholder upon termination of any sale. In addition, any selling shareholder identified in such table may have sold, transferred or otherwise disposed of all or a portion of our ordinary shares since the date on which they provided the information regarding their ownership of our ordinary shares in transactions exempt from the registration requirements of the Securities Act. Upon any sale of our ordinary shares pursuant to the registration statement, of which this prospectus forms a part, the selling shareholder is required to deliver to us a completed and signed notice of transfer (as described above under the caption “Description of Ordinary Shares and Preferred Shares — 2020 Registration Rights Agreement”).
Any information presented concerning a selling shareholder will be based on questionnaires (as described above under the caption “Description of Ordinary Shares and Preferred Shares — 2020 Registration Rights Agreement”) furnished to us by such selling shareholder for the express purpose of including that information in a registration statement for the registration of the resale of the shares that it received from GSK upon exchange of its notes. The form of questionnaire asks for the selling shareholder to provide certain information, including the selling shareholder’s name, address, beneficial ownership of the shares to be registered on the registration statement, whether the selling shareholder is affiliated with a broker-dealer and whether the selling shareholder or any of its affiliates, officers, directors or principal equity holders has held any position or office or has had any other material relationship with us (or our affiliates) during the past three years. We will not conduct any independent inquiry or investigation as to the accuracy or truthfulness of information provided to us by a selling shareholder.
The selling shareholders and any agents or broker-dealers that participate with the selling shareholders in the distribution of shares may be deemed to be “underwriters” within the meaning of the Securities Act and any commissions received by them and any profit on the sale of shares may be deemed to be underwriting commissions or discounts under the Securities Act.

PLAN OF DISTRIBUTION
This prospectus relates to the offer and sale from time to time of up to 9,644,792 ordinary shares received upon exchange of the notes by the holders thereof. As discussed above under the caption “Description of Share Capital — 2020 Registration Rights Agreement”, the ordinary shares received by selling shareholders upon exchange of their notes will be “restricted securities” within the meaning of Rule 144(a)(3) of the Securities Act and will contain a legend setting out such restriction and will be segregated until such time as they are sold under the registration statement, of which this prospectus forms a part. We are registering the resale of the ordinary shares received upon exchange of the notes to provide the holders thereof with freely tradable securities, but such shares will not become freely tradable until sold pursuant to the registration statement, of which this prospectus forms a part, and the transfer agent for our ordinary shares receives properly completed and executed transfer instructions from the selling shareholder acceptable to the transfer agent, including a notice of transfer, a confirmation of sale from such selling shareholder’s broker-dealer or other agent and an opinion from our counsel enabling the transfer agent to deliver unrestricted shares to the selling shareholder. The registration of such shares does not necessarily mean that any of the shares will be sold by the selling shareholders.
The selling shareholders may, from time to time, offer the ordinary shares covered by this prospectus in one or more transactions (which may involve crosses or block transactions) on the Nasdaq Global Select Market or otherwise, in secondary distributions pursuant to and in accordance with the rules of the Nasdaq Global Select Market, in the over-the-counter market, in negotiated transactions, through the writing of options on such shares (whether such options are listed on an options exchange or otherwise), or a combination of such methods of sale, at fixed prices, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices and through any other method permitted by applicable law. In addition, any ordinary shares covered by this prospectus that qualify for sale under Rule 144 under the Securities Act or pursuant to another exemption from the registration requirements of the Securities Act, if available, may be sold under that rule or exemption rather than pursuant to this prospectus. The selling shareholders will act independently of us in making decisions with respect to the timing, manner and size of each sale.
The selling shareholders may effect such transactions by selling the ordinary shares covered by this prospectus to or through broker-dealers or through other agents, and such broker-dealers or agents may receive compensation in the form of commissions from the selling shareholders and/or the purchasers of shares for whom they may act as agent. The selling shareholders and any agents or broker-dealers that participate in the distribution of such ordinary shares may be deemed to be “underwriters” within the meaning of the Securities Act, and any commissions received by them and any profit on the sale of such ordinary shares may be deemed to be underwriting commissions or discounts under the Securities Act.
In connection with the sale of the ordinary shares received upon exchange of the notes or interests therein, the selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of our ordinary shares in the course of hedging the positions they assume.
In order to comply with the securities laws of certain states, if applicable, the ordinary shares covered by this prospectus must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states such ordinary shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.
The selling shareholders are subject to the applicable provisions of the Exchange Act and the rules and regulations under the Exchange Act, including Regulation M. This regulation may limit the timing of purchases and sales of any of the ordinary shares offered in this prospectus by the selling shareholders. The anti-manipulation rules under the Exchange Act may apply to sales of such ordinary shares in the market and to the activities of the selling shareholders and their affiliates. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of the ordinary shares offered by this prospectus to engage in market-making activities for the particular ordinary shares being distributed for a period of up to five business days before the distribution. The restrictions may affect the marketability of such ordinary shares and the ability of any person or entity to engage in market-making activities for the ordinary shares.

MATERIAL IRISH TAX CONSIDERATIONS FOR HOLDERS OF ORDINARY SHARES
We became an Irish tax resident effective July 1, 2015, though we remain incorporated in the Cayman Islands. The following is a discussion of certain Irish tax considerations with respect to the ownership and disposition of our ordinary shares applicable to investors who acquire such shares in this offering.
THIS SUMMARY IS FOR GENERAL INFORMATION ONLY AND IS NOT INTENDED TO CONSTITUTE A COMPLETE DESCRIPTION OF ALL TAX CONSEQUENCES RELATING TO THE OWNERSHIP AND DISPOSITION OF OUR ORDINARY SHARES. PROSPECTIVE HOLDERS OF OUR ORDINARY SHARES SHOULD REFER TO DISCLOSURES WITH RESPECT TO OTHER TAX MATTERS IN DOCUMENTS INCORPORATED BY REFERENCE INTO THIS PROSPECTUS SUPPLEMENT AND CONSULT WITH THEIR TAX ADVISORS REGARDING THE TAX CONSEQUENCES TO THEM (INCLUDING THE APPLICATION AND EFFECT OF ANY STATE, LOCAL, FOREIGN INCOME AND OTHER TAX LAWS) OF THE OWNERSHIP AND DISPOSITION OF OUR ORDINARY SHARES UNDER THE LAWS OF THEIR COUNTRY OF RESIDENCE, CITIZENSHIP OR DOMICILE.
THE FOLLOWING CONSIDERATIONS ARE BASED ON THE LAWS AND PRACTICE OF THE IRISH REVENUE COMMISSIONERS CURRENTLY IN FORCE IN IRELAND AND MAY BE SUBJECT TO CHANGE. IT DEALS WITH HOLDERS WHO BENEFICIALLY OWN OUR ORDINARY SHARES AS AN INVESTMENT. PARTICULAR RULES NOT DISCUSSED BELOW MAY APPLY TO CERTAIN CLASSES OF TAXPAYERS HOLDING OUR ORDINARY SHARES, SUCH AS DEALERS IN SECURITIES, TRUSTS, ETC. THE SUMMARY DOES NOT CONSTITUTE LEGAL OR TAX ADVICE.
Irish Stamp Duty
No Irish stamp duty will be payable in respect of the issue of any shares forming part of this offering. No Irish stamp duty will be payable in respect of a sale of our ordinary shares after this offering unless such sale relates to shares in an Irish incorporated company or Irish land or mineral rights. Currently the Company is incorporated in the Cayman Islands and is only an Irish tax resident.
Irish Tax on Capital Gains on a disposition of our ordinary shares
A liability to Irish tax on capital gains on a disposition of our ordinary shares depends on the individual circumstances of each shareholder.
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Non-Irish resident / ordinarily resident shareholders. Shareholders should not be subject to Irish tax on capital gains on a disposal of our ordinary shares if such holders are neither resident nor ordinarily resident in Ireland and do not hold such shares in connection with a trade carried on by such holder in Ireland through a branch or agency.

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Irish resident shareholders. Shareholders who are resident or ordinarily resident in Ireland for tax purposes, or corporate shareholders who hold their shares in connection with a trade carried on by such holder in Ireland through a branch or agency may be subject to Irish tax on capital gains at the rate of 33% if they dispose of our ordinary shares. Shareholders falling into this category should consult their own tax advisors as to the tax consequences of such a disposal.

Dividends
We do not currently intend to pay dividends to our shareholders. A payment of a dividend by an Irish resident entity is subject to dividend withholding tax at the current rate of 20% (expected to be increased to a rate of 25% from January 1, 2020), however a number of exemptions apply including exemptions for dividends paid to:
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an individual shareholder (not being a company) who is neither resident nor ordinarily resident in Ireland and who is resident for tax purposes in a Relevant Territory (as described below);

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a corporate shareholder which is not resident for tax purposes in Ireland and which is resident for tax purposes in a Relevant Territory provided that the corporate shareholder is not under the control, whether directly or indirectly, of a person or persons who is or are resident in Ireland;

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a corporate shareholder which is not resident for tax purposes in Ireland and which is ultimately controlled, directly or indirectly, by persons resident in a Relevant Territory;

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a corporate shareholder which is not resident for tax purposes in Ireland and whose principal class of shares (or those of its 75% parent) is substantially and regularly traded on a recognised stock exchange either in a Relevant Territory, Ireland or on such other stock exchange approved by the Minister for Finance; or

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a corporate shareholder which is not resident for tax purposes in Ireland and is wholly owned, directly or indirectly, by two or more companies where the principal class of shares of each of such companies is substantially and regularly traded on a recognised stock exchange in a Relevant Territory, Ireland or on such other stock exchange approved by the Minister for Finance.

In this context, Relevant Territory means (i) a Member State of the European Union (other than Ireland) or (ii) a country with which Ireland has a tax treaty in force by virtue of section 826(1) of the Taxes Consolidation Act 1997 (“TCA”) or (iii) a country with which Ireland has a tax treaty that is signed and which will come into force once all the ratification procedures set out in section 826(1) TCA have been completed.
Capital Acquisitions Tax
A gift or inheritance comprising of our ordinary shares will be within the charge to capital acquisitions tax (which, subject to available exemptions and reliefs, is currently levied at 33%) if either (i) the disponer or the donee/successor in relation to the gift or inheritance is resident or ordinarily resident in Ireland (or, in certain circumstances, if the disponer is domiciled in Ireland irrespective of his residence or that of the donee/successor) on the relevant date or (ii) if our ordinary shares are regarded as property situate in Ireland (e.g. if the share register is located in Ireland).
MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS FOR U.S. HOLDERS OF ORDINARY SHARES
The following summary discusses material U.S. federal income tax consequences of the ownership and disposition by “U.S. Holders” (as defined below) of our ordinary shares, as described below, who acquire our ordinary shares in this offering and who hold our ordinary shares as capital assets within the meaning of Section 1221 of the Code. This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations, published positions of the U.S. Internal Revenue Service (the “IRS”), judicial decisions and other applicable authorities, all as currently in effect, and all of which are subject to change or differing interpretations, possibly with retroactive effect. Any such change could affect the accuracy of this discussion.
Although Theravance Biopharma does not expect to be treated as a U.S. corporation under Section 7874 of the Code, the IRS may disagree with our conclusion on this point or there could be changes to the law that could result in our being treated as a U.S. corporation. If we were treated as a U.S. corporation for U.S. federal income tax purposes, the U.S. tax consequences to holders of ordinary shares would be significantly different from the U.S. tax consequences described herein. Holders should consult their tax advisors about the U.S. tax consequences of holding ordinary shares if Theravance Biopharma were treated as a U.S. corporation. The remainder of the discussion below assumes that Theravance Biopharma is not treated as a U.S. corporation for U.S. federal tax purposes under Section 7874 of the Code. We will, from time to time, evaluate our corporate structure in light of applicable changes to tax laws. Based on such evaluation, we may choose to make changes to our corporate structure in order to respond to changing tax laws, if any.
This summary does not discuss all tax considerations that may be relevant to holders of our ordinary shares in light of their particular circumstances, nor does it address the consequences to holders of our ordinary shares subject to special treatment under the U.S. federal income tax laws, such as tax-exempt entities, pension plans, partnerships (including entities treated as partnerships for U.S. federal income tax purposes) and S corporations, real estate investment trusts and regulated investment companies, financial institutions, insurance companies, dealers or traders in securities, persons who hold our ordinary shares as part of a straddle, hedge, conversion, constructive sale, synthetic security, integrated investment or other risk-reduction transaction for U.S. federal income tax purposes, corporations that accumulate earnings to avoid

U.S. federal income tax, persons whose “functional currency is not the U.S. dollar and persons who actually or constructively own 10% or more, by vote or value, of our stock. This discussion does not address any U.S. federal estate, gift or other non-income tax consequences or any state, local or foreign tax consequences, or the consequences of the alternative minimum tax or the Medicare tax on net investment income.
Prospective purchasers of our ordinary shares should consult their tax advisors as to the particular tax consequences to them of the ownership and disposition of our ordinary shares.
For purposes of this discussion, a “U.S. Holder” is a beneficial owner of our ordinary shares that is, for U.S. federal income tax purposes:
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an individual who is a citizen or a resident of the United States;

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a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized under the laws of the United States or any state or the District of Columbia;

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an estate, the income of which is subject to United States federal income taxation regardless of its source; or

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a trust, if (i) a court within the United States is able to exercise primary jurisdiction over its administration and one or more U.S. persons have the authority to control all of its substantial decisions, or (ii) a valid election is in place under applicable Treasury Regulations for the trust to be treated as a U.S. person.

If a partnership (including any entity treated as a partnership for U.S. federal income tax purposes) holds our ordinary shares, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. A partner of a partnership holding our ordinary shares should consult its tax advisor as to the particular U.S. federal income tax consequences applicable to them.
Owning or Disposing of our Ordinary Shares
Subject to the “passive foreign investment company” (“PFIC”) rules discussed below, distributions with respect to our ordinary shares (which for these purposes will include the amount of any non-U.S. taxes withheld therefrom) should generally be includible in the gross income of a U.S. Holder on the date of receipt as foreign source dividend income to the extent that such distributions are paid out of our current or accumulated earnings and profits as determined under U.S. federal income tax principles. Such distributions will not be eligible for the dividends-received deduction generally allowed to U.S. corporations. To the extent that such distributions exceed our current and accumulated earnings and profits, they will be treated first as a tax-free return of the U.S. Holder’s tax basis in ordinary shares, and then to the extent the amount of such distributions exceed the U.S. Holder’s tax basis, the excess will be treated as capital gain.
Subject to the PFIC rules discussed below, dividends paid to certain non-corporate U.S. Holders that constitute “qualified dividend income” will be taxable at the preferential rate applicable to long-term capital gains, provided that the provided that the U.S. Holder holds our ordinary shares for more than 60 days during the 121-day period beginning 60 days before the ex-dividend date and meets other holding period requirements. Dividends we pay with respect to our ordinary shares generally will be qualified dividend income provided that, in the year that the U.S. Holder receives the dividend, our ordinary shares are readily tradable on an established securities market in the United States.
To the extent we pay dividends in a currency other than the U.S. dollar, the amount of any dividend paid to U.S. Holders in such currency will (subject to the PFIC rules discussed below) be includible in income in a U.S. dollar amount calculated by reference to the exchange rate in effect on the date of receipt, regardless of whether the amount of such dividend is in fact converted into U.S. dollars. If the dividend is converted into U.S. dollars on the date of receipt, a U.S. Holder should not be required to recognize foreign currency exchange gain or loss in respect of the dividend income. A U.S. Holder may have foreign currency exchange gain or loss if the dividend is converted into U.S. dollars after the date of receipt. In general, foreign currency exchange gain or loss will be treated as U.S.-source ordinary gain or loss for foreign tax credit purposes.

Subject to certain limitations, including the PFIC rules discussed below, non-U.S. taxes (if any) withheld from or paid on dividend distributions generally will be eligible for credit against the U.S. Holder’s U.S. federal income taxes. The limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income. The foreign tax credit rules are complex, and U.S. Holders are urged to consult their tax advisors regarding the availability of foreign tax credits in their particular circumstances.
Subject to the PFIC rules discussed below, a U.S. Holder will generally recognize a capital gain or loss for U.S. federal income tax purposes on the sale or disposition of our ordinary shares equal to the difference between the amount realized on the sale or disposition and such U.S. Holder’s tax basis in the ordinary shares. Such capital gain or loss will be long-term capital gain or loss if the U.S. Holder’s holding period for such ordinary shares exceeds one year as of the date of sale or disposition. Long-term capital gains of non-corporate U.S. Holders are generally taxed at preferential rates. Any gain or loss generally will be U.S.-source gain or loss for foreign tax credit purposes. The deductibility of capital losses is subject to limitations.
Passive Foreign Investment Company Status
We were a PFIC for 2014, but we were not a PFIC from 2015 through 2018, and we do not expect to be a PFIC for the foreseeable future. For U.S. federal income tax purposes, we generally would be classified as a PFIC for any taxable year if either (i) 75% or more of our gross income (including gross income of certain 25% or more owned corporate subsidiaries) is “passive income” (as defined for such purposes) or (ii) the percentage of our assets (including the assets of certain 25% or more owned corporate subsidiaries) that produce passive income or that are held for the production of passive income (based on the average of the fair market values of the assets determined at the end of each quarterly period) is at least 50%. In addition, whether we will be a PFIC for any taxable year depends on our assets and income over the course of each such taxable year and, as a result, cannot be predicted with certainty until after the end of the year. Passive income generally includes dividends, interest, royalties and rents (other than royalties and rents derived in the active conduct of a trade or business and not derived from a related person) and certain gains. Because a company’s PFIC status depends on the composition of a company’s income and assets and the market value of its assets from time to time, there can be no assurance that we will not be a PFIC for any taxable year. The treatment of U.S. Holders in some cases will be materially different from that described above if, at any relevant time, Theravance Biopharma is a PFIC. If we are a PFIC for any taxable year during which a U.S. Holder holds our ordinary shares, unless the U.S. Holder makes a mark-to-market election or QEF election (each as described below) with respect to the ordinary shares, the U.S. Holder generally will, except as discussed below, be subject to special tax rules that have a penalizing effect, regardless of whether we remain a PFIC for future taxable years, on (i) any excess distribution that we make to the U.S. Holder (which generally means any distribution paid during a taxable year to a U.S. Holder that is greater than 125% of the average annual distributions paid in the three preceding taxable years or, if shorter, the U.S. Holder’s holding period for the ordinary shares), and (ii) any gain realized on the sale or other disposition, including, under certain circumstances, a pledge, of ordinary shares. Under the PFIC rules:
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the excess distribution and/or gain will be allocated ratably over the U.S. Holder’s holding period for the ordinary shares;

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the amount allocated to the current taxable year and any taxable years in the U.S. Holder’s holding period prior to the first taxable year in which we are classified as a PFIC (each, a “pre-PFIC year”) will be taxable as ordinary income;

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the amount allocated to each prior taxable year, other than the current taxable year or a pre-PFIC year, will be subject to tax at the highest tax rate in effect applicable to the individuals or corporations, as appropriate, for that year; and

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an interest charge will be imposed on the resulting tax deemed deferred with respect to each prior taxable year, other than a pre-PFIC year.

If we are a PFIC for any taxable year during which a U.S. Holder holds our ordinary shares and any of our non-U.S. subsidiaries is also a PFIC, such U.S. Holder will be treated as owning a proportionate amount (by value) of the shares of the lower-tier PFIC for purposes of the application of these rules. Each U.S. Holder is advised to consult its tax advisors regarding the application of the PFIC rules to any of our subsidiaries.

Even though we do not currently believe that we are a PFIC, we believe that we, and one of our wholly-owned subsidiaries, Theravance Biopharma R&D, Inc., was a PFIC in 2014. Any U.S. Holder who currently owns any of our ordinary shares that it held while we were or may have been a PFIC should consult its tax advisor.
As an alternative to the foregoing rules if we are classified as a PFIC, a U.S. Holder may make a mark-to-market election with respect to our ordinary shares, provided that our ordinary shares are regularly traded. Our ordinary shares would be treated as “regularly traded” for any calendar year in which more than a de minimis quantity of the ordinary shares were traded on a qualified exchange on at least 15 days during each calendar quarter. The Nasdaq Global Market, where our ordinary shares are listed, is a qualified exchange for this purpose. If a mark-to-market election is made, the U.S. Holder will generally (i) include as ordinary income for each taxable year that we are a PFIC the excess, if any, of the fair market value of ordinary shares held at the end of the taxable year over the adjusted tax basis of such ordinary shares and (ii) deduct as an ordinary loss the excess, if any, of the adjusted tax basis of the ordinary shares over the fair market value of such ordinary shares held at the end of the taxable year, but only to the extent of the net amount previously included in income as a result of the mark-to-market election. The U.S. Holder’s adjusted tax basis in the ordinary shares would be adjusted to reflect any income or loss resulting from the mark-to-market election. If a U.S. Holder makes an effective mark-to-market election, in each year that we are a PFIC, any gain recognized upon the sale or other disposition of the ordinary shares will be treated as ordinary income and loss will be treated as ordinary loss, but only to the extent of the net amount previously included in income as a result of the mark-to-market election.
If a U.S. Holder makes a mark-to-market election in respect of a corporation classified as a PFIC and such corporation ceases to be classified as a PFIC, the U.S. Holder will not be required to take into account the mark-to-market gain or loss described above during any period that such corporation is not classified as a PFIC.
Because a mark-to-market election cannot be made for any lower-tier PFICs that we may own, a U.S. Holder who makes a mark-to-market election with respect to our ordinary shares may continue to be subject to the general PFIC rules with respect to such U.S. Holder’s indirect interest in any of our non-United States subsidiaries that is classified as a PFIC.
If we are classified as a PFIC, a U.S. Holder of ordinary shares in a PFIC may instead make a qualified electing fund election (“QEF election”), with respect to our ordinary shares. A U.S. Holder who makes a timely QEF election with respect to our ordinary shares must report for U.S. federal income tax purposes its pro rata share of our ordinary earnings and net capital gain, if any, for each taxable year for which we are a PFIC that ends with or within such U.S. Holder’s taxable year, regardless of whether or not they receive any distributions on the ordinary shares that they own. No portion of any such inclusions of ordinary earnings would be eligible to be treated as “qualified dividend income.” For a non-corporate U.S. Holder, any such net capital gain inclusions would be eligible for taxation at the preferential capital gains tax rates. A U.S. Holder’s adjusted tax basis in our ordinary shares would be increased to reflect any taxed but undistributed earnings and profits. Any distribution of earnings and profits that had been previously taxed would not be taxed again when a U.S. Holder receives such distribution, but would result in a corresponding reduction in the adjusted tax basis in our ordinary shares. A U.S. Holder would not, however, be entitled to a deduction for their pro rata share of any losses a PFIC incurs with respect to any year. A U.S. Holder generally would recognize capital gain or loss on the sale, exchange or other disposition of our ordinary shares. A U.S. Holder may make a timely QEF election with respect to our ordinary shares by filing IRS Form 8621 with its U.S. federal income tax return for the first year in which we are a PFIC and such U.S. Holder holds our ordinary shares. If we are a PFIC for any taxable year, we will make available to U.S. Holders the necessary information in order to make a QEF election as described above.
Dividends that we pay on our ordinary shares will not be eligible for the reduced tax rate that applies to qualified dividend income if we are classified as a PFIC for the taxable year in which the dividend is paid or the preceding taxable year. In addition, if a U.S. Holder owns our ordinary shares during any taxable year that we are a PFIC, such U.S. Holder must file an annual report with the IRS, subject to certain limited exceptions. Each U.S. Holder is urged to consult its tax advisor concerning the United States federal income tax consequences of owning and disposing our ordinary shares if we are or become a PFIC, including the possibility of making a mark-to-market election or a qualified electing fund election with respect to us and with respect to its indirect interests in Theravance Biopharma R&D, Inc.
Information Reporting and Backup Withholding
Payments of dividends and sales proceeds that are made within the United States or through certain U.S.-related financial intermediaries may be subject to information reporting and backup withholding, unless the U.S. Holder is a corporation or other “exempt recipient.” Backup withholding (currently at a 24% rate) may apply to such payments if a holder of our ordinary shares fails to provide a correct taxpayer identification number or other certification that it is not subject to backup withholding. The amount of any backup withholding from a payment to a U.S. Holder will generally be allowed as a credit against the U.S. Holder’s U.S. federal income tax liability and may entitle it to a refund, provided that the required information is timely furnished to the IRS.
Certain U.S. Holders are required to report information relating to an interest in our ordinary shares, subject to exceptions (including an exception for ordinary shares held in accounts maintained by certain financial institutions), by attaching a completed IRS Form 8938, Statement of Specified Foreign Financial Assets, with their tax return for each year in which they hold an interest in our ordinary shares. U.S. Holders are urged to consult their own tax advisors regarding information reporting requirements relating to their ownership of our ordinary shares.
MATERIAL CAYMAN ISLAND TAX CONSIDERATIONS
Prospective investors should consult their professional advisers on the possible tax consequences of buying, holding or selling our ordinary shares under the laws of their country of citizenship, residence or domicile.
Cayman Islands Taxation
The following is a discussion of certain Cayman Islands income tax consequences of an investment in the ordinary shares. The discussion is a general summary of present law, which is subject to prospective and retroactive change. It is not intended as tax advice, does not consider any investor’s particular circumstances, and does not consider tax consequences other than those arising under Cayman Islands law.
Under Existing Cayman Islands Laws:
Payments of dividends and capital in respect of our ordinary shares will not be subject to taxation in the Cayman Islands and no withholding will be required on the payment of a dividend or capital to any holder of the ordinary shares, nor will gains derived from the disposal of the ordinary shares be subject to Cayman Islands income or corporation tax. The Cayman Islands currently have no income, corporation or capital gains tax and no estate duty, inheritance tax or gift tax.
No stamp duty is payable in respect of the issue of the ordinary shares or on an instrument of transfer in respect of an ordinary share.
We have received on May 20, 2014 an undertaking from the Governor-in-Cabinet of the Cayman Islands that, in accordance with section 6 of the Tax Concession Law (2018 Revision) of the Cayman Islands, for a period of 20 years from the date of the undertaking, no law which is enacted in the Cayman Islands imposing any tax to be levied on profits, income, gains or appreciations shall apply to us or our operations and, in addition, that no tax to be levied on profits, income, gains or appreciations or which is in the nature of estate duty or inheritance tax shall be payable (i) on or in respect of the shares, debentures or other obligations of ours or (ii) by way of the withholding in whole or in part of a payment of dividend or other distribution of income or capital by us to our members or a payment of principal or interest or other sums due under a debenture or other obligation of ours.
At a time a particular offer of the ordinary shares covered by this prospectus is made, a prospectus supplement, if required, will be distributed that will set forth the name or names of any dealers or agents and any commissions and other terms constituting compensation from the selling shareholders and any other required information. The ordinary shares covered by this prospectus may be sold from time to time at varying prices determined at the time of sale or at negotiated prices.
The selling shareholders party to the Registration Rights Agreement have agreed to indemnify us, our directors, officers who signed the registration statement of which this prospectus forms a part, employees, agents and representatives, and each person, if any, who controls us, our legal counsel, accountants, any underwriter, any other selling shareholder and any controlling person of any such underwriter or selling shareholder from and against certain liabilities related to the sale of such selling shareholder’s ordinary shares offered in this prospectus, including liabilities under the Securities Act.
LEGAL MATTERS
Unless otherwise indicated in the applicable prospectus supplement, certain legal matters relating to the issuance of the securities offered by this prospectus will be passed upon for us by Maples and Calder, Cayman Islands. Additional legal matters will be passed upon for us by Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP. Any underwriters, dealers or agents, will be represented by counsel that we will name in the applicable prospectus supplement.
EXPERTS
Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2019, and the effectiveness of our internal control over financial reporting as of December 31, 2019, as set forth in their reports, which are incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION
We have filed a registration statement on Form S-3 with the SEC under the Securities Act. This prospectus is part of the registration statement but the registration statement includes and incorporates by reference additional information and exhibits. We file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC also maintains a website that contains reports, proxy and information statements and other information regarding companies, such as ours, that file documents electronically with the SEC. The address of that website is http://www.sec.gov. The information on the SEC’s website is not part of this prospectus, and any references to this website or any other website are inactive textual references only.

INFORMATION INCORPORATED BY REFERENCE
The SEC permits us to “incorporate by reference” the information contained in documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents rather than by including them in this prospectus. Information that is incorporated by reference is considered to be part of this prospectus and you should read it with the same care that you read this prospectus. Later information that we file with the SEC will automatically update and supersede the information that is either contained, or incorporated by reference, in this prospectus, and will be considered to be a part of this prospectus from the date those documents are filed. We have filed with the SEC, and incorporate by reference in this prospectus (other than portions of these documents that are furnished under applicable SEC rules rather than filed and exhibits furnished in connection with such items):
1.
Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed with the SEC on February 27, 2020.

2.
Definitive Proxy Statement on Schedule 14A filed with the SEC on March 24, 2020, to the extent specifically incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2019.

3.
Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, filed on May 8, 2020.

4.
Quarterly Report on Form 10-Q for the quarter ended June 30, 2020, filed on August 10, 2020.

5.
Our Current Reports on Form 8-K filed on January 8, 2020, January 30, 2020, February 13, 2020, March 4, 2020, April 9, 2020, April 29, 2020, June 10, 2020, June 25, 2020 and July 6, 2020.

6.
The description of our ordinary shares contained in our Registration Statement No. 001-36033 on Form 10, which became effective on May 14, 2014, including any amendment or report filed for the purpose of updating such description.

We also incorporate by reference all additional documents that we file with the SEC under the terms of Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, that are made after the filing date of the registration statement of which this prospectus is a part, as well as between the date of this prospectus and the termination of any offering of securities offered by this prospectus. We are not, however, incorporating, in each case, any documents or information that we are deemed to furnish and not file in accordance with SEC rules.
You may request a copy of any or all of the documents incorporated by reference but not delivered with this prospectus, at no cost, by writing or telephoning us at the following address and number: Investor Relations, Theravance Biopharma US, Inc., 901 Gateway Boulevard, South San Francisco, California 94080, (650) 808-6000. We will not, however, send exhibits to those documents, unless the exhibits are specifically incorporated by reference in those documents..

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 14. Other Expenses of Issuance and Distribution.
The following table sets forth the estimated expenses payable by the registrant in connection with the issuance and distribution of the securities registered hereby. All amounts are estimates, except the SEC registration fee.
SEC registration fee	$21,408
Legal fees and expenses	25,000
Accounting fees and expenses	20,000
Miscellaneous expenses	5,000
Total	$71,408
Item 15. Indemnification of Directors and Officers.
Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of directors and officers, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. The Registrant’s amended and restated memorandum and articles of association provide for indemnification of directors and officers for actions, costs, charges, losses, damages and actual expenses incurred in their capacities as such, except that such indemnification does not extend to any matter in respect of any actual fraud or willful default that may attach to any of them.
We have entered into indemnification agreements with each of our directors and executive officers and certain other key employees providing for indemnification to the fullest extent permitted by Cayman Islands law and, in certain respects, the indemnification agreements may provide greater protection than that specifically provided for by Cayman Islands law. The indemnification agreements will not provide indemnification for, among other things, conduct which is found to be knowingly fraudulent or deliberately dishonest, or for willful misconduct. We also intend to obtain policies that insure our directors and officers against certain liabilities they may incur in their capacity as directors and officers. Under these policies, the insurer, on our behalf, may pay amounts for which we have granted indemnification to the directors or officers.
We currently carry and intend to continue to carry liability insurance for our directors and officers.
Item 16. Exhibits.
			Incorporation by Reference
Exhibit Number	Description	Form	File No.	Exhibit/ Appendix Reference	Filing Date/Period End Date	Filed Herewith
4.1	Specimen Share Certificate.	10-12B	001-36033	4.1	April 30, 2014
4.2	Registration Rights Agreement, among Theravance Biopharma, Inc., GSK Finance No. 3 plc and GlaxoSmithKline plc, dated as of June 22, 2020.	8-K	001-36033	10.1	June 25, 2020
4.3	Waiver and Assignment of Registration Rights and Voting Agreement among GSK Finance (No.3) plc, Glaxo Group Limited	8-K	001-36033	10.2	June 25, 2020

Incorporation by Reference
Exhibit Number	Description	Form	File No.	Exhibit/ Appendix Reference	Filing Date/Period End Date	Filed Herewith
and Theravance Biopharma, Inc. dated as of June 22, 2020.
5.1	Opinion of Maples and Calder.					X
23.1	Consent of Independent Registered Public Accounting Firm.					X
23.2	Consent of Maples and Calder (included in Exhibit 5.1).					X
24.1	Power of Attorney (included on signature page of Registration Statement).
Item 17. Undertakings.
(a)
The undersigned registrant hereby undertake:

(1)   To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this registration statement:
(i)   to include any prospectus required by section 10(a)(3) of the Securities Act of 1933;
(ii)    to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(iii)   to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;
provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrants pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in this registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.
(2)   That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)   That, for the purpose of determining liability under the Securities Act to any purchaser:
(i)   Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)   Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.
(5)   That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, each undersigned registrant undertakes that in a primary offering of securities of such undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, such undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i)   Any preliminary prospectus or prospectus of such undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(ii)   Any free writing prospectus relating to the offering prepared by or on behalf of such undersigned registrant or used or referred to by the undersigned registrant;
(iii)   The portion of any other free writing prospectus relating to the offering containing material information about such undersigned registrant or its securities provided by or on behalf of such undersigned registrant; and
(iv)   Any other communication that is an offer in the offering made by such undersigned registrant to the purchaser.
(b)
Filings Incorporating Subsequent Exchange Act Documents by Reference.

The undersigned registrants hereby undertake that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrants’ annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)
SEC Position on Indemnification for Securities Act Liabilities.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrants pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by them is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of South San Francisco, State of California, on September 1, 2020.
THERAVANCE BIOPHARMA, INC.
By:	/s/ Rick E Winningham
Rick E Winningham
Chairman and Chief Executive Officer
POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below hereby constitutes and appoints Rick E Winningham and Andrew Hindman, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to sign any registration statement relating to the offering covered by this registration statement and filed pursuant to Rule 462(b) promulgated under the Securities Act of 1933, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or his/her or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.
Signature	Title	Date
/s/ Rick E Winningham Rick E Winningham	Chairman and Chief Executive Officer and Director (Principal Executive Officer)	September 1, 2020
/s/ Andrew Hindman Andrew Hindman	Senior Vice President and Chief Financial Officer (Principal Financial Officer)	September 1, 2020
/s/ Laurie Smaldone Alsup Laurie Smaldone Alsup	Director	September 1, 2020
/s/ Eran Broshy Eran Broshy	Director	September 1, 2020
/s/ Robert V. Gunderson, Jr. Robert V. Gunderson, Jr.	Director	September 1, 2020

Signature	Title	Date
/s/ Donal O’Connor Donal O’Connor	Director	September 1, 2020
/s/ Burton G. Malkiel Burton G. Malkiel	Director	September 1, 2020
/s/ Dean J. Mitchell Dean J. Mitchell	Director	September 1, 2020
/s/ Susan M. Molineaux Susan M. Molineaux	Director	September 1, 2020
/s/ Deepika R. Pakianathan Deepika R. Pakianathan	Director	September 1, 2020
/s/ George M. Whitesides George M. Whitesides	Director	September 1, 2020
/s/ William D. Young William D. Young	Director	September 1, 2020